                                                                      EXHIBIT 11


                STATEMENT RE COMPUTATION OF EARNINGS PER SHARE
                                (IN THOUSANDS)


                                                                Quarter Ended        Three Quarters Ended
                                                             -------------------     --------------------
                                                             Oct. 1,     Oct. 6,     Oct. 1,      Oct. 6,
                                                              1995        1996        1995         1996
                                                             -------     -------     -------      -------
Primary earnings per share:
Weighted average number of shares outstanding                 47,105      63,956      46,128       62,481
Dilutive effect of common stock options and warrants           3,758       3,460       3,567       3,610
                                                             -------     -------     -------      -------
Adjusted primary weighted average number of
  common and equivalent shares outstanding                    50,863      67,416      49,695       66,091
                                                             =======     =======     =======      =======
Fully diluted earnings per share:
Weighted average number of shares outstanding                 47,105      63,956      46,128       62,481
Dilutive effect of common stock options and warrants           3,870       3,591       3,682        3,649
                                                             -------     -------     -------      -------
Adjusted fully diluted weighted average number
  of common and equivalent shares outstanding                 50,975      67,547      49,810       66,130
                                                             =======     =======     =======      =======